Exhibit 99.1

Analyst Contact:
Kurt Abkemeier
investorrelations@inteliquent.com

FOR IMMEDIATE RELEASE

INTELIQUENT REPORTS FIRST QUARTER 2016 RESULTS AND INCREASES QUARTERLY DIVIDEND

Sequential Quarterly Revenue Growth of 6.9%

Financial and operating highlights include:

•	Launched Omni, a comprehensive voice and messaging solution for the next generation provider space.
•	First quarter 2016 minutes of use increased 6.7% compared to fourth quarter 2015.
•	First quarter 2016 net income of $9.1 million, compared to $8.7 million in fourth quarter 2015.
•	Adjusted EBITDA (a non-GAAP financial measure) of $19.1 million in first quarter 2016 compared to $18.4 million in fourth quarter 2015.
•	Quarterly dividend increased to $0.16 per outstanding share of common stock, which represents a 6.7% increase.

CHICAGO, April 28, 2016 – Inteliquent, Inc. (NASDAQ:IQNT), the nation’s premier voice and messaging interconnection partner for communications service providers of all types, today announced its financial results for the first quarter of 2016.

“Our first quarter results got us off to a great start to 2016 and were in line with our expectations,” said Matt Carter, Inteliquent’s President and Chief Executive Officer.  “The quarterly sequential growth in minutes, revenue and adjusted EBITDA reflects successful execution across all pillars of our Growth Forward Plan. In addition, we focused on diversifying our revenue in the quarter with the launch of Inteliquent’s Omni service, our comprehensive voice and messaging solution for the next generation provider space.   With Omni, we can provide our customers with a one-stop shop solution for the delivery of all of their inbound and outbound voice calls, message-enabled telephone numbers and inbound and outbound SMS and MMS messaging, all powered by the market’s most user-friendly Web portal and APIs for integration and automation.  We are pleased by the customer activity on our portal and the number of telephone numbers ordered during the quarter.”

First Quarter 2016 Results

Inteliquent generated revenue of $82.3 million in the first quarter of 2016, an increase of 49.4%, or $27.2 million, from $55.1 million of revenue in the first quarter of 2015.  The growth was primarily driven by an increase in minutes of use, as well as an increase in the average rate per minute.  Minutes of use increased 41.1% to 49.4 billion minutes in the first quarter of 2016, compared to 35.0 billion minutes in the first quarter of 2015.  The average rate per minute for the first quarter of 2016 was $0.00167, an increase of 6.4%, compared to $0.00157 for the first quarter of 2015.

Network and facilities expense for the first quarter of 2016 was $50.2 million, or 61.0% of revenue, compared to $22.8 million, or 41.4% of revenue, for the first quarter of 2015.  The $27.4 million, or 120.2% increase in network and facilities expense was primarily due to an increase in traffic. The cost as a percent of revenue increased during the three months ended March 31, 2016, primarily as a result of a significant increase in the volume of long distance traffic, which in turn resulted in an increase in the costs Inteliquent pays to third parties to terminate that traffic.

Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $14.1 million, or 17.1% of revenue for the first quarter of 2016, compared to $12.8 million, or 23.2% of revenue for the first quarter of 2015.  The $1.3 million, or 10.2% increase in operating expenses was primarily due to additional employee related costs as a result of increased headcount along with certain non-recurring costs necessary to provision capacity related to anticipated traffic volume growth.

Depreciation and amortization expense was $3.3 million for the first quarter of 2016, or 4.0% of revenue, compared to $2.6 million for the first quarter of 2015, or 4.7% of revenue.  The increase in depreciation and amortization expense for the first quarter 2016 was due to additional capital expenditures incurred in the second half of 2015.

Other (income) expense in the first quarter of 2015 included a $1.3 million receipt from an escrow fund that had been established in connection with the original purchase of the Tinet global data business in 2010.

Net Income in the first quarter of 2016 was $9.1 million, compared to $11.2 million for the first quarter of 2015.

Adjusted EBITDA (a non-GAAP financial measure) in the first quarter of 2016 was $19.1 million, a decrease of 9.9% or $2.1 million, from $21.2 million for the first quarter of 2015.  See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and reconciliation to net income.

Free Cash Flow (a non-GAAP financial measure) in the first quarter of 2016 was $16.3 million, a decrease of 14.7% or $2.8 million, from $19.1 million for the first quarter of 2015.  See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Free Cash Flow and a reconciliation to net income.

Cash Dividend

Inteliquent’s Board of Directors has declared a quarterly dividend of $0.16 per outstanding share of common stock. The quarterly dividend will be paid on June 9, 2016, to shareholders of record as of the close of business on May 26, 2016.

"We are very pleased to announce this increase to our next regular quarterly dividend," continued Mr. Carter. "As I've stated previously, our board of directors regularly examines our balance sheet and returns cash to shareholders when appropriate.  Accordingly, the board formally approved this payout, which represents an almost seven percent increase when compared to the prior payment.”

Conference Call & Web Cast

The first quarter conference call will be held on Thursday, April 28, 2016 at 10:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the Company's corporate web site at www.inteliquent.com. Participants can also access the call by dialing 1-800-723-6575 (within the United States and Canada), or 1-785-830-1997 (international callers) and entering the conference ID number: 4734705. A replay of the call will be available approximately two hours after the call has ended and will be available until 1:00 p.m. (ET) on May 28, 2016. To access the replay, dial 1-888-203-1112 (within the United States and Canada), or 1-719-457-0820 (international callers) and enter the conference ID number: 4734705.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: the effects of competition, including direct connects (also referred to as an IP direct connect or peering), and downward pricing pressure resulting from such competition; our regular review of strategic alternatives; the impact of current and future regulation, including intercarrier compensation reform enacted by the Federal Communications Commission; our ability to perform under the agreement we announced with T-Mobile USA. Inc. on August 17, 2015 (as amended, the “T-Mobile Agreement”), including the risk that the traffic we carry under the T-Mobile Agreement will not meet our targets for profitability, including EBITDA and Adjusted EBITDA, that we incur damages or similar costs if we fail to meet certain terms in the T-Mobile Agreement, or that T-Mobile terminates the T-Mobile Agreement; the risk that our costs to perform under the T-Mobile Agreement will be higher than we expect; our ability to market Inteliquent’s Omni voice and messaging service, including the risk that the service will not meet our targets for revenue or profitability, including EBITDA and Adjusted EBITDA; the risk that our costs to provide Inteliquent’s Omni voice and messaging service will be higher than we expect; the risks associated with our ability to successfully develop and market new voice services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market new voice services successfully; the ability to develop and provide other new services; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; changes in general economic or market conditions; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2015, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Inteliquent is a premier interconnection partner for communication service providers of all types.  As the nation’s highest quality provider of voice and messaging interconnection services, Inteliquent is used by nearly all national and regional wireless carriers, cable companies, and CLECs in the markets it serves, and its network carries approximately 17 billion minutes of traffic per month. With the recent launch of its Omni solution, Inteliquent is now also fully dedicated to supporting the growing market of next generation service providers.

The Condensed Consolidated Statements of Income, Balance Sheets and Statements of Cash Flows are unaudited and subject to reclassification.

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except per share amounts)	2016	2015
Revenue	$82,329	$55,054
Operating expense:
Network and facilities expense (excluding depreciation and amortization)	50,198	22,765
Operations	8,833	7,620
Sales and marketing	903	643
General and administrative	4,375	4,555
Depreciation and amortization	3,343	2,643
(Gain) loss on sale of property and equipment	(5)	33
Total operating expense	67,647	38,259
Income from operations	14,682	16,795
Other (income) expense:
Interest (income) expense	(51)	16
Other (income) expense	—	(1,290)
Total other (income) expense	(51)	(1,274)
Income before provision for income taxes	14,733	18,069
Provision for income taxes	5,597	6,887
Net Income	$9,136	$11,182
Earnings per share:
Basic	$0.27	$0.33
Diluted	$0.27	$0.33
Weighted average number of shares outstanding:
Basic	33,979	33,496
Diluted	34,220	33,970
Dividends paid per share:	$0.15	$0.15

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
(In thousands, except per share amounts)	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$114,690	$109,050
Receivables — net of allowance of $2,377 and $2,365 respectively	45,728	39,589
Prepaid expenses	5,207	9,376
Other current assets	50	219
Total current assets	165,675	158,234
Property and equipment—net	38,577	37,336
Restricted cash	345	345
Deferred income taxes-noncurrent	638	1,059
Other assets	895	1,075
Total assets	$206,130	$198,049
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,433	$424
Accrued liabilities:
Taxes payable	516	624
Network and facilities	11,290	10,984
Rent	2,048	1,969
Payroll and related items	2,710	2,918
Other	1,174	1,297
Total current liabilities	21,171	18,216
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000 authorized shares; no shares issued and outstanding at March 31, 2016 and December 31, 2015	—	—
Common stock—par value of $.001; 150,000 authorized shares; 34,065 shares and 33,891 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	34	34
Less treasury stock, at cost; 3,351 shares at March 31, 2016 and December 31, 2015	(51,668)	(51,668)
Additional paid-in capital	226,568	225,474
Retained earnings	10,025	5,993
Total shareholders’ equity	184,959	179,833
Total liabilities and shareholders' equity	$206,130	$198,049

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
(In thousands)	2016	2015
Operating
Net income	$9,136	$11,182
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	3,343	2,643
Deferred income taxes	421	(17)
(Gain) loss on sale of property and equipment	(5)	33
Gain on settlement of Tinet escrow	—	(1,290)
Non-cash share-based compensation	1,028	1,778
Provision (benefit) for uncollectible accounts	11	(30)
Excess tax benefit associated with share-based payments	(470)	(158)
Changes in assets and liabilities:
Receivables	(6,150)	(719)
Other current assets	4,338	(22)
Other noncurrent assets	180	(493)
Accounts payable	1,219	258
Accrued liabilities	352	3,134
Net cash provided by operating activities	13,403	16,299
Investing
Purchase of property and equipment	(2,795)	(2,089)
Proceeds from sale of property and equipment	5	26
Net cash used for investing activities	(2,790)	(2,063)
Financing
Proceeds from the exercise of stock options	200	72
Restricted shares withheld to cover employee taxes paid	(539)	(624)
Dividends paid	(5,104)	(5,027)
Excess tax benefit associated with share-based payments	470	158
Net cash used for financing activities	(4,973)	(5,421)
Net increase in cash and cash equivalents	5,640	8,815
Cash and cash equivalents — Beginning	109,050	104,737
Cash and cash equivalents — Ending	$114,690	$113,552
Supplemental disclosure of cash flow information:
Cash paid for taxes	$711	$6,207
Cash paid for interest	$—	$—
Supplemental disclosure of noncash flow items:
Investing activity — Accrued purchases of property and equipment	$1,810	$567

The following table includes selected financial and operational metrics.

Selected Financial and Operational Metrics:

	Three Months Ended
(In millions, except per minute amounts and # of employees)	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31
	2015	2015	2015	2015	2016

Total Revenue	$55.1	$52.9	$63.7	$77.0	$82.3
Adjusted EBITDA	$21.2	$21.0	$16.9	$18.4	$19.1
Total Capital Expenditures	$2.1	$2.8	$16.0	$5.5	$2.8
Free Cash Flow	$19.1	$18.2	$0.9	$12.9	$16.3
Average Revenue per Minute*	$0.00157	$0.00153	$0.00159	$0.00166	$0.00167

Minutes of Use *:	34,983	34,591	40,157	46,348	49,366

# of Employees	160	160	171	177	183

* Historical Minutes of use and Average Rate per Minute figures have been adjusted to include all minutes that were carried on our network for each respective quarter.

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA” and “Free Cash Flow,” which are non-GAAP financial measures. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate: non-cash share-based compensation; amounts paid in connection with the resolution of employee related matters and amounts received by the Company from an escrow fund related to the purchase of Tinet as a result of a settlement with the sellers of Tinet. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions, which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, non-cash share-based compensation, amounts paid in connection with the resolution of employee related matters and amounts received by the Company from an escrow fund related to the purchase of Tinet as a result of a settlement with the sellers of Tinet. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest and taxes, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

Free Cash Flow is defined as Adjusted EBITDA less capital expenditures as disclosed in the Condensed Consolidated Statements of Cash Flows.  Free Cash Flow represents the cash that a company is able to generate after cash expenses and capital expenditures necessary to maintain or expand its asset base.  Management believes that Free Cash Flow is a relevant metric to provide investors, as it is an indicator of the Company’s ability to generate cash that can potentially be used by the Company for capital investments, acquisitions, payment of dividends or share repurchases.  There are material limitations to using Free Cash Flow to measure the Company’s performance as it excludes certain material items such as cash used to pay income taxes and dividends.  Free Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Condensed Consolidated Statements of Cash Flows.

The following is a reconciliation of net income to EBITDA, Adjusted EBITDA and Free Cash Flow:

	Three Months Ended
(In thousands)	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31
	2015	2015	2015	2015	2016

Net income	$11,182	$10,000	$8,267	$8,680	$9,136
Interest expense (income)	16	11	9	(7)	(51)
Provision for income taxes	6,887	6,031	4,399	5,255	5,597
Depreciation and amortization	2,643	2,600	2,894	3,255	3,343
EBITDA	$20,728	$18,642	$15,569	$17,183	$18,025
Non-cash share-based compensation	1,778	933	1,338	1,173	1,028
Amounts paid in connection with the resolution of employee related matters	-	1,440	-	-	-
Gain on receipt resulting from Tinet escrow settlement	(1,290)	-	-	-	-
Adjusted EBITDA	$21,216	$21,015	$16,907	$18,356	$19,053

Capital expenditures	2,089	2,841	16,013	5,496	2,795

Free Cash Flow	$19,127	$18,174	$894	$12,860	$16,258